EXHIBIT 99.1

                                                                        CONTACT:
                                                                        --------
                                                            William C. Burkhardt
                                                         Chief Executive Officer
FOR IMMEDIATE RELEASE                                     Phone:  (919) 645-6360
October 10, 2003                            Email: bburkhardt@capitalbank-nc.com


                Capital Bank Corporation Comments on Anticipated
                   Fiscal Third Quarter 2003 Financial Results

RALEIGH, N.C., Oct. 10 -- Capital Bank Corporation (Nasdaq: CBKN - News) today commented on anticipated financial results for its third quarter of 2003, which ended on September 30, 2003. Significant growth in the Company since the third quarter of the prior year has resulted in a 20% increase in net interest income, to approximately $5.9 million. However, in response to previously reported losses in the second quarter, and the identification of additional specific losses during the third quarter, the Company effected a complete loan portfolio review. Management has identified loans aggregating approximately $2.3 million that are expected to be classified as a loss during the third quarter of 2003 in accordance with Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan. In addition, as a result of this review, the Company's allowance for loan losses is expected to increase to approximately $12.1 million. Finally, during the third quarter of 2003 the Company expects to incur nonrecurring expenses in an aggregate amount equal to approximately $1.2 million. This includes severance payments owed to certain executive officers who have separated, or who have agreed to separate, from the Company. As a result of the foregoing, the Company expects a net loss for the third quarter to be in the range of $2.0 million to $2.3 million, and a per share loss for the third quarter to be in the range of $.30 to $.33 per share.

These comments from the Company are based on preliminary information. The Company plans to release its financial results for the three months period ended September 30, 2003 in a press release on or about October 20, 2003 in accordance with its normal practice.

As to the anticipated third quarter results, William C. Burkhardt, Chief Executive Officer, stated, "Following our significant credit loss in the second quarter, our executive management team and our board of directors felt compelled to engage two independent credit review firms to carefully analyze Capital Bank's entire loan portfolio. In conjunction with the newly installed credit administration department, the portfolio review was completed on September 30, 2003. We identified loan losses and properly rated our individual loans to ensure that we are adequately reserved to cover our existing risk profile. We increased our allowance for loan losses to 1.90% of the loan portfolio. Going forward, we are confident that we have the controls in place to drive loan growth profitably while maintaining a high standard of credit quality."

Capital Bank Corporation, headquartered in Raleigh, N.C., with more than $870 million in total assets, offers a broad range of financial services. Capital Bank operates 20 banking offices in Raleigh (3), Sanford (3), Burlington (3), Asheville (2), Cary (2), Oxford, Hickory, Siler City,


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Graham, Warrenton, Woodland and Seaboard and a mortgage lending office in
Greensboro. The Company's website is www.capitalbank-nc.com.
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Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition and the final determination of financial results for the third quarter of 2003. Additional factors that could cause actual results to differ materially are discussed in Capital Bank Corporation's filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Capital Bank Corporation does not undertake a duty to update any forward looking statements in this press release.